Exhibit 10.2

Health Management Associates, Inc.

Summary of Fiscal Year 2005 Executive Officer Compensation

Base Salary

The following table sets forth the current base salary of Health Management Associates, Inc.’s (the “Company’s”) President and Chief Executive Officer and the next four most highly compensated executive officers of the Company (together, the “Named Executive Officers”), as well as the annual compensation paid to the Company’s non-employed Chairman of the Board of Directors:

Executive Officers	Current Base Salary
Joseph V. Vumbacco, President and Chief Executive Officer	$700,000
Robert E. Farnham, Senior Vice President and Chief Financial Officer	300,000
Peter M. Lawson, Executive Vice President – Hospital Operations	320,000
Jon P. Vollmer, Executive Vice President – Hospital Operations	320,000
Timothy R. Parry, Senior Vice President and General Counsel	280,000

Non-Employed Chairman of the Board of Directors	Annual Compensation
William J. Schoen, Chairman of the Board of Directors (1)	$300,000	(2)

(1)	Mr. Schoen’s duties and responsibilities are outlined in the attached two page memorandum. The Company does not consider Mr. Schoen to be an independent Director and therefore he does not receive the cash compensation and stock options payable to independent Directors that are disclosed at Exhibit 10.1 to the Company’s Form 10-Q for the quarterly period ended June 30, 2005.
(2)	See the Supplemental Executive Retirement Plan discussion below for additional amounts received by Mr. Schoen.

Incentive Plans and Arrangements

1996 Executive Incentive Compensation Plan (the “EICP”).

The EICP is a comprehensive executive compensation plan in which the Named Executive Officers, among others, may participate. Awards to Named Executive Officers under the EICP consist of contingent incentive cash bonuses, stock options and contingent stock awards, each of which is discussed in greater detail below. The EICP, including all material amendments, is included with the Company’s Annual Report on Form 10-K for the year ended September 30, 2004 as Exhibits 10.17, 10.18, 10.20 and 10.21.

Contingent Incentive Cash Bonuses. Each Named Executive Officer is eligible to receive a contingent incentive cash bonus under the EICP. Under the current EICP incentive compensation program, a cash bonus (calculated as a percentage of base salary) may be paid to participants for each year in which the Company achieves, based on audited fiscal year end results, at least 75% of its profit plan. Each of the Named Executive Officers in this incentive compensation program is in one of two target bonus categories (i.e., 125% of base salary for the Company’s President and Chief Executive Officer and 100% of base salary for all other Named Executive Officers). The Named Executive Officers who participate in this incentive compensation program are selected and assigned to target bonus categories by the Compensation Committee of the Board of Directors.

For the fiscal year ending September 30, 2005, each Named Executive Officer is eligible to receive 75% of his target cash bonus if the Company achieves its pre-tax profit plan. If the Company exceeds its pre-tax profit plan, each Named Executive Officer becomes eligible to receive additional cash bonus amounts (up to a maximum of 108.33% of his target cash bonus). The contingent incentive cash bonus for the Company’s President and Chief Executive Officer is also based on non-financial related criteria such as the quality of health care services provided, management efficiency, accreditation, nursing recruitment and retention and leadership.

Stock Options. Each Named Executive Officer is eligible to receive stock options under the EICP to purchase shares of the Company’s common stock. The form of Stock Option Agreement is included with the Company’s Annual Report on Form 10-K for the year ended September 30, 2004 as Exhibit 10.36.

Contingent Stock Awards. Each Named Executive Officer is eligible to receive contingent stock awards under the EICP in the form of shares of the Company’s common stock. Historically, the amounts of the Named Executive Officers’ contingent stock awards have been equal in value to the corresponding contingent incentive cash bonuses under the EICP. The form of Contingent Stock Incentive Award is included with the Company’s Annual Report on Form 10-K for the year ended September 30, 2004 as Exhibit 10.37.

Supplemental Executive Retirement Plan (the “Supplemental Plan”).

Each Named Executive Officer is eligible to participate in the Supplemental Plan. The Supplemental Plan is a deferred compensation plan not intended to be tax-qualified. Each participant in the Supplemental Plan is entitled to receive a fixed monthly benefit, commencing on his normal retirement date, for the longer of 120 months or life. The monthly benefit may vary for each participant and may be increased periodically by the Board of Directors. Mr. Schoen also participates in the Supplemental Plan and is presently receiving an annual payment under such plan of $1,000,000. To qualify for benefits under the Supplemental Plan, a participant must continue as an employee of the Company until age 62 and must be an employee for at least five years after commencing participation. Generally, no benefit is paid if employment is terminated before a participant reaches his normal retirement date, regardless of the reason for termination. However, benefits are payable if a participant’s employment is terminated by the Company following a change of ownership of the Company (as defined in the Supplemental Plan). The Supplemental Plan, including all material amendments, is included with the Company’s Annual Report on Form 10-K for the year ended September 30, 2004 as Exhibits 10.3, 10.4, 10.19 and 10.25.

Retirement Savings Plan, Broad Based Plans and Other Benefits.

Each Named Executive Officer may also participate in the Company’s Retirement Savings Plan, which is a 401(k) plan that includes employer and employee contributions, as well as other benefit programs generally available to employees, such as disability and life insurance programs. Additionally, certain Named Executive Officers and the Company’s non-employed Chairman of the Board of Directors receive other benefits, which include items such as (i) Company-paid family health and dental insurance premiums and related expenses, (ii) use of the Company’s aircraft and (iii) automobile expenses, club dues and tax preparation fees paid by the Company.

Responsibilities of Non-Employed Chairman of the Board of Directors

I.	Corporate Business Plans and Budgets

•	The Chairman will periodically review the company’s business plans and budgets including the current year’s budget, any forecasted budgets and supporting plans or schedules (e.g. capital expenditures).

II.	Corporate Business Strategy

•	The Chairman will periodically review the company’s business strategies including its internal growth objectives and strategies and its growth by acquisition strategies.

III.	Corporate Financial Status and Financial Strategy

•	The Chairman will periodically review the company’s income statements, balance sheets and other financial information.

•	The Chairman will periodically review the company’s commercial and investment banking relationships and will be consulted with respect to any contemplated capital markets’ transactions of a debt or equity nature and similarly will be consulted with respect to any other transactions that would affect the company’s financial position (e.g. stock repurchases).

IV.	Relationships with Corporate Stakeholders

•	The Chairman will periodically review the company’s contacts and relationships with important constituencies including commercial and investment bankers, financial analysts, major shareholders, government agencies, industry organizations and the media.

•	The Chairman will have a role in maintaining these relationships as agreed to by the CEO.

V.	Chairman’s Interaction with Company Management

•	The CEO shall provide the Chairman with all data necessary to carry out his responsibilities and will meet with the Chairman as required in order to keep the Chairman fully apprised of all matters within the scope of his responsibilities.

•	All officers or employees needed to address any matters within the scope of the Chairman’s responsibilities will be made available to the Chairman and the CEO will make other resources of the company available to the Chairman as reasonably requested.

VI.	Chairman’s Reporting Duties to the Board of Directors

•	In consultation with the CEO, the Chairman will set the agenda for Corporate Board meetings and will act as Chairman of such meetings.

•	The Chairman will report on his activities and responsibilities to the full Board at each scheduled Board Meeting.

•	The Executive Committee may request the Chairman to report more frequently to the full Board or any Committee thereof or request the Chairman to undertake additional responsibilities and assignments on behalf of the Board.

VII.	Chairman’s Length of Service and Compensation

•	The Chairman will serve a one year term and his responsibilities will be reviewed annually by the Executive Committee and reported to the full Board.

•	The Chairman’s annual cash compensation will be the same ($300,000 per year) as previously earned as employed Chairman. In addition, the Compensation Committee in its full discretion may recommend equity awards for the Chairman.